CONSULTING AND SEVERANCE AGREEMENT


     Agreement  dated as of the 1st day of September,  1996 by and between David
V. LaRusso ("Consultant") and Allied Healthcare Products, Inc. ("Allied"), a Delaware corporation.

     WHEREAS, Consultant resigned as an officer and director of Allied and its subsidiaries on August 7, 1996 and terminated his service as an employee effective August 31, 1996; and

     WHEREAS, Allied and Consultant wish to provide for consulting services to be rendered by Consultant to Allied, severance benefits and certain other matters.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. TERM. This Agreement shall be deemed to have commenced as of September 1, 1996 and shall expire on August 31, 1998.

     2. DUTIES. During the term of this Agreement, Consultant shall upon specific written request therefor advise Allied orally or in writing with respect to any matters concerning Allied that relate to the period of Consultant's prior employment by Allied, and shall in that connection cooperate with Allied, its officers, agents and attorneys with respect thereto. Consultant shall not be required to perform any minimum number of hours of

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service  hereunder  and no request  for advice or  cooperation  shall in any way impede or interfere with Consultant's other business activities or constitute an unreasonable burden upon Consultant. Consultant shall not be obligated to perform more than ten (10) hours of service per month hereunder.

     3. COMPENSATION. In consideration of Consultant's obligations under Paragraphs 2, 6 and 7 and the release and covenant contained in Paragraph 8, and to provide a severance benefit to Consultant, Allied shall pay Consultant at the rate of $5,384.62 biweekly ($140,000 per annum) through August 31, 1997 and $2,307.70 biweekly ($60,000 per annum) from September 1, 1997 through August 31, 1998. Such payments shall be made on Allied's regularly scheduled payroll dates. In the event Consultant shall perform more than ten (10) hours of service per month hereunder, Allied shall pay consultant a fee for such services in excess of such ten (10) hours at an hourly, per diem, per project or other rate to be mutually agreed upon by Allied and Consultant; PROVIDED HOWEVER, that Allied shall not be obligated to pay Consultant for more than fourteen (14) hours of service per day. For purposes of this Agreement, hours of service shall be deemed to include travel time, other than commuting time. In the event Consultant shall die or be disabled during the term of this Agreement, Allied agrees to pay Consultant's designated beneficiary, or if no beneficiary has been designated in writing to Allied, Consultant's estate, the compensation provided for hereunder for the remaining term of this Agreement. Consultant shall also be reimbursed by Allied for any expenses incurred by him hereunder.


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     4. INDEPENDENT  CONTRACTOR.  Consultant  and  Allied  agree  that  for the purposes of this Agreement, Consultant shall be an independent contractor and not an employee of Allied.

     5. BENEFITS. Consultant shall be provided substantially the same medical and employee insurance benefits that he was receiving from Allied at the time of the termination of employment, including medical insurance for his dependents and life insurance, except that the term life insurance provided hereunder shall be limited to (a) $280,000 for the period September 1, 1996 through August 31, 1997 and (b) $120,000 for the period September 1, 1997 through August 31, 1998. Such benefits will continue for a period (the "Benefit Period") that ends on the earlier of (a) August 31, 1998 or (b) the date on which Consultant is first entitled to obtain medical insurance provided by a successor employer. In addition, Consultant shall be permitted to continue to utilize, at Allied's expense, the vehicle heretofore provided to him by Allied through December 31, 1996. At such time, Consultant may either return the vehicle to Allied or purchase the same at the lease buyout value specified in the vehicle lease.

     6. COVENANT NOT TO DISCLOSE.

          a. Consultant covenants and agrees that he will not, during the period of his consultancy with Allied or at any time thereafter, except with the express prior written consent of the President and Chief Executive Officer of Allied, directly or indirectly disclose, communicate or divulge to any Person (as defined in Section 15 hereof), or use

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for the  benefit of any  Person,  any  Proprietary  Information  (as  defined in
Section 15 hereof). The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date of this Agreement, (ii) becomes a matter generally known in Allied's industry after the date of this Agreement from another source which is under no obligation of confidentiality to Allied or its Affiliates (as defined in Section 15 hereof) or (iii) is acquired from another source which is under no obligation of confidentiality to Allied or its Affiliates.

          b. All written data, designs, drawings, blueprints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes and any and all other memoranda which may be or has been furnished to Consultant during his employment with Allied or his consultancy hereunder or which was produced, prepared or designed by Consultant in connection with his employment with Allied or his consultancy hereunder shall be, become and remain the exclusive property of Allied. Consultant acknowledges that all originals, copies and reprints in Consultant's possession, custody or control have been surrendered and/or delivered to Allied and Consultant agrees that he shall thereafter make no further use (except as contemplated hereby), either directly or indirectly, of any such data, designs, drawings, blueprints, tracings, sketches, plans, layouts, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes or other memoranda or written information.

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     7. COVENANT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES; NONCOMPETITION COVENANT.

          a. Consultant covenants and agrees that he will not personally and/or individually at any time during the term of this Agreement, whether as employee, owner, partner, agent, director, officer, consultant or shareholder (except as the holder of not more than one percent (1%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by The Nasdaq Stock Market or any successor thereto) solicit, divert or accept business competitive with Allied's business as of the date hereof from or otherwise take away or interfere with any customer of Allied.

          b. Consultant further covenants and agrees that he will not personally and/or individually at any time during the term of this Agreement or for a period of three (3) years thereafter, whether as employee, owner, partner, agent, director, officer, consultant or shareholder (except as the holder of not more than one percent (1%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by The Nasdaq Stock Market or any successor thereto), without the prior written consent of the President and Chief Executive Officer of Allied, solicit or induce any person employed by Allied on the date hereof to accept employment in any capacity with Consultant or any firm, person or entity with whom Consultant is employed or associated whether as employee, owner, partner, agent, director, officer, consultant or shareholder (except as the holder of not more than one percent (1%) of the

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outstanding  shares of a  corporation  whose stock is listed on any  national or regional securities exchange or reported by The Nasdaq Stock Market or any successor thereto).

          c. Consultant further covenants and agrees that he will not, during the term of this Agreement, directly or indirectly, whether as employee, owner, partner, agent, director, officer, consultant, shareholder (except as the holder of not more than one percent (1%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by The Nasdaq Stock Market or any successor thereto) or in any other capacity, for his own account or for the benefit of any Person in any business in competition with Allied or any of its subsidiaries, without the prior written consent of the President and Chief Executive Officer of Allied, establish, engage in or be connected with any Person which competes with Allied or any of its subsidiaries or proposes to compete with Allied or any of its subsidiaries in any business in which Allied is engaged on the date hereof. For purposes of this Agreement, "business" shall mean the business engaged in by Allied and its subsidiaries on the date hereof in the manufacture and marketing of respiratory therapy, medical gas and emergency medical equipment. Notwithstanding the foregoing, Allied acknowledges and agrees that this Paragraph shall not prevent Consultant from accepting employment with or otherwise being associated with Sunrise Medical Inc.

          d. If any provision of the covenants and agreements set forth in Paragraph 6 and this Paragraph 7 shall be held invalid or unenforceable because of the scope of the territory or the actions thereby restricted, or the period of time within which

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such  covenant or agreement is  operative,  or for any other  reason,  it is the intent of the parties hereto that such provision shall be construed by limiting and reducing it, or, if necessary, eliminating it so that the provisions hereof be valid and enforceable to the extent compatible with applicable law as determined by a court of competent jurisdiction.

     8. RELEASE; NONDISPARAGEMENT. In further consideration of the payments to be made to Consultant hereunder, Consultant hereby (a) completely and irrevocably releases, to the extent he may lawfully do so, any claim that Consultant may have against Allied, its subsidiaries and Affiliates and their respective directors, officers, employees, partners and stockholders, except for claims arising under (i) indemnification rights contained in Allied's Amended and Restated Certificate of Incorporation or By-laws or arising under the Delaware General Corporation Law or any other statutory or common law rights to indemnification applicable to Consultant's service as a director, officer, employee and/or agent of Allied; or (ii) Allied's Internal Revenue Code Section 401(k) retirement savings plan; and (b) agrees that he shall not disparage Allied, its subsidiaries and Affiliates or their respective directors, officers, employees, partners or stockholders or their respective personnel, products or practices. Allied agrees that it will (a) instruct its executive officers not to disparage Consultant, (b) request its directors not to disparage Consultant and
(c) as a corporate entity and body, not disparage Consultant. Without limiting the generality of the foregoing, Allied acknowledges and agrees that it shall indemnify Consultant against all liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising from Consultant's service as a director and/or officer of Allied and its subsidiaries to the

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fullest extent permitted by the Delaware General Corporation Law and as provided in the By-Laws of Allied as in effect on the date hereof.

     9. ASSIGNMENT. Neither party shall have the right to assign this Agreement.

     10. ENTIRE AGREEMENT. This Agreement contains all the understandings, terms and conditions between the parties regarding the subject matter hereof. This Agreement shall constitute the entire understanding and agreement between the parties and shall supersede and be in lieu of any and all prior agreements between the parties.

     11. WAIVER. No waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall be valid unless in writing and signed by the parties to this Agreement.

     12. APPLICABLE LAW. The laws of the State of Missouri shall apply to this Agreement without regard to principles of conflicts of law. In the event any provision of this Agreement is declared null and void, it is hereby agreed that the remaining provisions of this Agreement shall be deemed separate and shall remain in full force and effect.

     13. HEADINGS. The headings used in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

     14. NOTICES. Any notice hereunder to Allied shall be addressed to it at its offices, 1720 Sublette Avenue, St. Louis, Missouri 63110, Attention: President and Chief

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Executive Officer,  and any notice hereunder to Consultant shall be addressed to him at 12511 Triple Oaks Drive, Sunset Hills, Missouri 63128 , subject to the right of either party to designate at any time hereafter in writing some other address. Such notices shall be sent by hand or certified mail, return receipt requested.

     15. DEFINITIONS.

          a. "Affiliate"  means   any   Person  now  or  hereafter  controlling,
controlled by, or under common control with another Person.

          b. "Person" means any individual, corporation, firm, partnership or other business entity.

          c. "Proprietary Information" means all secret, confidential or proprietary knowledge, information or data with respect to the conduct or details of the business of Allied including, as applicable but without limitation, methods of operation, customers and customer lists, products, products under development as of the date of this Agreement, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of Allied.


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            IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.



                                 ALLIED HEALTHCARE PRODUCTS, INC.

                                     /s/ James C. Janning
                                 By:_______________________________________
                                    Name:  James C. Janning
                                    Title: President and Chief Executive Officer



                                    /s/ David V. LaRusso
                                    ______________________________________
                                    David V. LaRusso



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